Exhibit (d)(2)

ETFis SERIES TRUST I

AMENDMENT TO SCHEDULE A TO THE

ADVISORY AGREEMENT

THIS AMENDMENT (the “Amendment”) dated as of the 17th day of January, 2017, to the Advisory Agreement, dated as of June 4, 2015 (the “Advisory Agreement”), is entered into by and between ETFis SERIES TRUST I (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and Virtus ETF Advisers LLC, a Delaware limited liability company with its principal place of business at 1540 Broadway, New York, NY 10036 (the “Adviser”).

WHEREAS, each of the Trust and the Adviser is a party to the Advisory Agreement; and

WHEREAS, each of the Trust and the Adviser desires to amend the Advisory Agreement to replace Schedule A.

NOW, THEREFORE, the parties agree as follows:

1. Schedule A to the Advisory Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

2. Except to the extent amended hereby, the Advisory Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETFis SERIES TRUST I	VIRTUS ETF ADVISERS LLC
By: /s/ William J. Smalley William J. Smalley, President	By: /s/ Brinton W. Frith Brinton W. Frith, President

SCHEDULE A

to the

ADVISORY AGREEMENT

between

ETFis SERIES TRUST I

and

VIRTUS ETF ADVISERS LLC

(As of January 17, 2017)

As compensation for the Adviser’s services rendered, the Adviser shall be entitled to a fee, computed daily at an annual rate based on the greater of (1) the minimum fee or (2) the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Minimum Fee		Rate
Tuttle Tactical Management Multi-Strategy Income ETF		$15,000	0.075%

Newfleet Multi-Sector Unconstrained Bond ETF		$0	0.700%

Reaves Utilities ETF		$25,000	0.075%

iSectors® Post-MPT Growth ETF		$25,000	0.125%

Virtus Cumberland Municipal Bond ETF		$0	0.245%